Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys, Inc. Reports Fiscal 2006 Third-Quarter Results
•	Sales for the Quarter Increase 3% over Prior Year to $532 Million

•	Third-Quarter Gross Margin Improves to 13.2%, Compared with 12.8% in the Prior Year

•	Net Income for the Quarter Increases to 49 Cents Per Diluted Share vs. 42 Cents in the Prior Year
CLEVELAND – Feb. 9, 2006 – Agilysys, Inc. (Nasdaq: AGYS), a leading provider of enterprise computer technology solutions, today announced its unaudited fiscal 2006 third-quarter and nine-months results for the period ended Dec. 31, 2005. For the quarter, the company’s sales increased 3% to $532.2 million compared with $515.7 million for the third quarter last year.
Third-quarter sales of hardware products were $423.1 million, up 3% from $412.0 million last year. Software sales were $81.8 million, up 3% from $79.1 million a year ago, and services sales were $27.2 million, up 11% from $24.5 million last year.
Gross margin for the quarter was 13.2% of sales, compared with 12.8% in the prior year. Selling, general and administrative expenses were $43.5 million, or 8.2% of sales for the quarter, compared with $39.7 million, or 7.7%, in the prior year. The year-over-year increase in selling, general and administrative expenses was mainly driven by higher compensation and benefits costs, as well as higher bad debt expense.
Net income was $15.2 million, or 49 cents per diluted share. This compares with net income of $14.2 million, or 42 cents per diluted share, in the third quarter last year.
Nine-Months Results
For the nine months ended Dec. 31, 2005, sales were $1.35 billion, a 6% increase over sales of $1.27 billion reported for the comparable period last year. Gross margin for the nine months was 12.9% of sales, consistent with 12.9% in the prior year. Selling, general and administrative expenses were $123.4 million, or 9.2% of sales for the nine months, compared with $117.9 million, or 9.3%, in the prior year.
The company recorded net income for the nine months of $22.1 million, or 70 cents per diluted share, compared with net income of $21.8 million, or 70 cents per diluted share, last year.
Excluding $5.1 million in restructuring charges reported for the nine months and a non-recurring $4.8 million loss on redemption of the company’s Convertible Trust Preferred Securities in the first quarter, the company would have reported a 27% increase in non-GAAP net income to $28.0 million compared with non-GAAP net income of $22.1 million in the prior year, or 88 cents per diluted share versus 71 cents per diluted share.
Arthur Rhein, chairman, president and chief executive officer of Agilysys, said, “I am pleased with our third-quarter results, which exhibited a number of positive trends including an improvement in gross margin and an increase in net income. In addition, our year-to-date results were strong with a 6% increase in sales and a 27% increase in non-GAAP net income.”
Restructuring Charges
During the first half of fiscal 2006, Agilysys consolidated a portion of its operations to reduce costs and increase operating efficiencies. As a result of this initiative, Agilysys recorded a total of $5.1 million in restructuring charges during the first nine months of fiscal 2006. As previously announced, the company expects to realize cost savings of approximately $6.0 million in the current fiscal year and approximately $7.0 million per year thereafter.

Redemption of Convertible Trust Preferred Securities
As previously disclosed, in the first quarter of fiscal 2006, as part of its strategy to increase both financial flexibility and shareholder value, the company redeemed its 6.75% Convertible Trust Preferred Securities. Agilysys shareholders benefited from the elimination of the annual distribution on the Trust Preferred Securities, which amounted to approximately $5.2 million annually, net of tax, and the removal of 6.7 million shares of dilution.
Use of Non-GAAP Financial Measures
The non-GAAP operating results provided are “non-GAAP financial measures” under the rules of the Securities and Exchange Commission. The company believes that the non-GAAP financial information is useful to investors to assist them in assessing and understanding the company’s financial performance and underlying trends in its business, as management considers the charges and losses referred to above to be outside the company’s core operating results. This non-GAAP financial information supplements, and is not intended to represent a measure of performance in accordance with U.S. GAAP. Accompanying this release is a tabular reconciliation of the differences between the non-GAAP financial measures with the most comparable financial measure calculated and presented in accordance with U.S. GAAP.
Business Outlook
Agilysys expects fiscal 2006 sales growth between 5% and 7% over fiscal 2005 sales of $1.62 billion; gross margin of approximately 12.9% of sales; selling, general and administrative expenses of approximately 9.6% of sales; and net income per diluted share of 80 to 88 cents, which includes the impact of the restructuring charges and the loss on the redemption of the convertible trust preferred securities. Excluding these one-time items, the company expects diluted earnings per share of 98 cents to $1.06 for the fiscal year. Based on year-to-date performance, Agilysys expects to achieve results near the high end of the ranges provided.
Agilysys also expects to incur fiscal 2006 capital expenditures of $3 to $4 million, depreciation and amortization of approximately $11 million, and interest expense to be partially offset by interest and other income.
Conference Call Information
A conference call to discuss the quarterly results is scheduled for 11 a.m. ET on Thursday, Feb. 9, 2006. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the company’s Web site: www.agilysys.com.
A taped replay of the conference call will be available at 1 p.m. ET on Thursday, Feb. 9, 2006, through midnight ET on Thursday, Feb. 23, 2006, accessible by dialing 877-344-7529 or 412-317-0088 (passcode #385844).
Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.
Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys anticipated revenue gains, sales volume, margin improvements, cost savings, and new product introductions.
Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate acquisitions, strategic alliances, and joint ventures.

In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2005. Interested persons can obtain it free at the Securities and Exchange Commission’s Web site, www.sec.gov.
About Agilysys, Inc.
Agilysys is one of the foremost distributors and premier resellers of enterprise computer technology solutions. It has a proven track record of delivering complex server and storage hardware, software and services to resellers, large and medium-sized corporate customers, as well as public-sector clients across a diverse set of industries. In addition, the company provides customer-centric software applications and services focused on the retail and hospitality markets. Headquartered in Mayfield Heights, Ohio, Agilysys has sales offices throughout the United States and Canada. For more information, visit www.agilysys.com.

Analysts/Investor Contact:	Martin Ellis
Executive Vice President, Treasurer and
Chief Financial Officer
Agilysys, Inc.
440-720-8682
martin.ellis@agilysys.com

Media Contact:	Julie Young
Director, Corporate Communications
Agilysys, Inc.
440-720-8602
julie.young@agilysys.com
# # #

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31		December 31
(In thousands, except share and per share data)	2005	2004	2005	2004
Net sales	$532,219	$515,684	$1,347,778	$1,266,766
Cost of goods sold	462,118	449,880	1,173,781	1,103,956

Gross margin	70,101	65,804	173,997	162,810
Operating expenses Selling, general, and administrative expenses	43,514	39,702	123,405	117,880
Restructuring charges	232	107	5,121	408

Operating income	26,355	25,995	45,471	44,522
Other (income) expenses
Other income, net	(223)	(156)	(510)	(582)
Interest income	(1,103)	(946)	(3,578)	(1,946)
Interest expense	1,699	1,624	4,910	4,794
Loss on redemption of Mandatorily Redeemable Convertible Trust Preferred Securities	—	—	4,811	—

Income before income taxes	25,982	25,473	39,838	42,256
Provision for income taxes	10,679	9,637	16,405	15,859
Distributions on Mandatorily Redeemable Convertible Trust Preferred Securities, net of taxes	—	1,378	902	4,089

Income from continuing operations	15,303	14,458	22,531	22,308
Loss from discontinued operations, net of taxes	129	229	416	489

Net income	$15,174	$14,229	$22,115	$21,819

Earnings per share – basic
Income from continued operations	$0.51	$0.51	$0.76	$0.80
Loss from discontinued operations	(0.01)	—	(0.02)	(0.02)

Net income	$0.50	$0.51	$0.74	$0.78

Earnings per share – diluted
Income from continued operations	$0.49	$0.42	$0.71	$0.72
Loss from discontinued operations	—	—	(0.01)	(0.02)

Net income	$0.49	$0.42	$0.70	$0.70

Weighted average shares outstanding
Basic	30,163,128	28,119,460	29,794,549	28,057,571
Diluted	31,079,542	37,269,747	32,937,729	36,825,936
Cash dividends per share	$0.03	$0.03	$0.09	$0.09

AGILYSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts at December 31, 2005 are Unaudited)

	December 31	March 31
(In thousands)	2005	2005
ASSETS
Current assets
Cash and cash equivalents	$131,984	$241,880
Accounts receivable, net	396,243	263,986
Inventories, net	56,899	47,305
Deferred income taxes	11,870	9,379
Prepaid expenses and other current assets	4,111	1,991
Assets of discontinued operations	625	702

Total current assets	601,732	565,243
Goodwill	191,398	173,774
Intangible assets, net	12,798	5,796
Investments	18,178	19,785
Other non-current assets	18,457	20,241
Property and equipment, net	28,361	30,319

Total assets	$870,924	$815,158

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$347,140	$228,775
Accrued liabilities	49,508	38,178
Mandatorily Redeemable Convertible Trust Preferred Securities	—	125,317
Senior Notes	59,585	—
Liabilities of discontinued operations	1,076	1,767

Total current liabilities	457,309	394,037
Long-term debt	140	59,624
Deferred income taxes	14,597	11,657
Other non-current liabilities	20,094	17,389
Shareholders’ equity
Common stock	9,064	8,564
Capital in excess of stated value	112,944	88,927
Retained earnings	255,171	235,749
Unearned compensation on restricted stock awards	(348)	(873)
Accumulated other comprehensive income	1,953	84

Total shareholders’ equity	378,784	332,451

Total liabilities and shareholders’ equity	$870,924	$815,158

AGILYSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	December 31
(In thousands)	2005	2004
Operating activities:
Net income	$22,115	$21,819
Add: Loss from discontinued operations	416	489

Income from continuing operations	22,531	22,308
Adjustments to reconcile income from continuing operations to net cash provided by operating activities (net of effects from business acquisitions):
Loss on redemption of Mandatorily Redeemable Convertible Trust Preferred Securities	4,811	—
Gain on redemption of investment in affiliated company	(622)	—
Loss (gain) on disposal of plant and equipment	214	(34)
Depreciation	2,640	3,143
Amortization	5,686	5,587
Deferred income taxes	(4,898)	(1,419)
Changes in working capital:
Accounts receivable	(127,117)	(76,799)
Inventory	(9,091)	(2,109)
Accounts payable	115,533	102,393
Accrued liabilities	12,321	11,588
Other changes, net	(1,292)	(124)
Other non-cash adjustments	4,512	(4,764)

Total adjustments	2,697	37,462

Net cash provided by operating activities	25,228	59,770

Investing activities:
Acquisition of businesses, net of cash acquired	(27,645)	—
Proceeds from redemption of investment in affiliated company	788	—
Proceeds from sale of property and equipment	—	105
Acquisition of property and equipment	(2,045)	(1,530)

Net cash used for investing activities	(28,902)	(1,425)

Financing activities:
Redemption of Mandatorily Redeemable Convertible Trust
Preferred Securities	(107,536)	—
Dividends paid	(2,694)	(2,466)
Proceeds from issuance of common stock	4,921	2,758
Other	(247)	(273)

Net cash (used for) provided by financing activities	(105,556)	19

Effect of foreign currency fluctuations on cash	364	363

Cash flows (used for) provided by continuing operations	(108,866)	58,727
Cash flows (used for) provided by discontinued operations	(1,030)	3,419

Net (decrease) increase in cash	(109,896)	62,146
Cash at beginning of period	241,880	149,903

Cash at end of period	$131,984	$212,049

AGILYSYS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended				Nine Months Ended
	December 31				December 31
(In thousands, except share and per share data)	2005		2004		2005		2004
Net income, as reported	$15,174		$14,229		$22,115		$21,819
Non-GAAP adjustments
Restructuring charges, net of taxes	138	(a)	67	(a)	3,047	(a)	255	(a)
Loss on redemption of Mandatorily Redeemable
Convertible Trust Preferred Securities, net of taxes	—		—		2,863	(b)	—

Non-GAAP net income	$15,312		$14,296		$28,025		$22,074

Earnings per share – diluted, as reported	$0.49		$0.42		$0.70		$0.70
Non-GAAP adjustments
Restructuring charges	—		—		0.09		0.01
Loss on redemption of Mandatorily Redeemable
Convertible Trust Preferred Securities	—		—		0.09		—

Non-GAAP earnings per share – diluted	$0.49		$0.42		$0.88		$0.71

(a)	Restructuring charges, net of taxes of $94,461 and $40,522 for the three months ended December 31, 2005 and 2004, respectively, and $2,073,345 and $152,902 for the nine months ended December 31, 2005 and 2004, respectively.

(b)	Loss on redemption of Mandatorily Redeemable Convertible Trust Preferred Securities, net of taxes of $1,947,909 for the nine months ended December 31, 2005.